Exhibit 99.3

News Release

Media Contacts:	Tony Plohoros	Investor Contact:	Michael Rabinowitz
	(908) 423-3644		(908) 423-5185
Anita Larsen
(908) 423-6022

Merck Focused on Future Growth Prospects

•	Company anticipates FDA filing for muraglitazar by Bristol-Myers Squibb later this month

•	Merck expects to launch FOSAMAX plus vitamin D in 2005

•	Merck accelerates planned FDA submissions for two vaccines

•	GARDASIL, Merck’s HPV vaccine, on target for filing in second half of 2005

•	Merck will vigorously defend against VIOXX lawsuits

•	Company expects cost structure reduction program to result in $2 billion in savings through 2008

•	Merck expects 2005 free operating cash flow of approximately $5 billion

•	Merck commits to maintaining its dividend and continuing share buyback program

WHITEHOUSE STATION, N.J., Dec. 14, 2004 – Following the company’s swift action to respond to the effects of its decision to voluntarily withdraw VIOXX from the market, Merck’s focus now is on the future, Merck & Co., Inc. Chairman, President and CEO Raymond V. Gilmartin told more than 250 securities analysts and institutional investors today at the company’s Annual Business Briefing.

     “Our focus now is on the future – on renewing the growth of our company. The situation we face is not business as usual, but at the same time, we also recognize that the long-term growth strategy we have been carrying out is still very much the right one, given the environment in which Merck – and the industry – will be operating in the years ahead,” Mr. Gilmartin added. “We have substantially changed and are continuing to change the way we approach every aspect of our business, from the drug discovery process to the way in which we bring new medicines and vaccines to market. More recently, in response to the voluntary withdrawal of VIOXX, we have accelerated the pace at which we are implementing these changes,” Mr. Gilmartin added. “We are continuing and accelerating the process of change

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which will position Merck to best meet the demands of the market and the challenges the current environment poses.”

     Throughout the day, Mr. Gilmartin and members of Merck’s senior management detailed for the audience the many ways in which the company is enhancing efficiency. Merck leadership also demonstrated how Merck is strongly investing in the future, supporting the growth of its newer franchises, moving forward its late-stage pipeline and supporting significant shareholder returns.

Merck’s Late-Stage Pipeline Shows Strong Progress and Expansion into New Therapeutic Areas

     Merck’s efforts to expand its pipeline by moving into new therapeutic categories, increasing its licensing activities and accelerating early- and late-stage development, are producing positive results. Although the FDA approval of ARCOXIA has been delayed, regulatory submissions and late-stage programs for all other new product candidates are on track or ahead of schedule, and the planned filing of FDA submissions for two vaccines has been accelerated.

     Merck currently has six compounds in Phase III development: three vaccines; muraglitazar, a first-in-class dual PPAR agonist for the treatment of Type 2 diabetes that results from a collaboration between Merck and Bristol-Myers Squibb; MK-431, Merck’s DPP-IV inhibitor for the treatment of Type 2 diabetes; and gaboxadol, an insomnia compound licensed from H. Lundbeck A/S.

     In 2005, Merck plans to submit its three Phase III vaccines for FDA approval. The three vaccines are: ROTATEQ, a vaccine to protect against rotavirus; GARDASIL, a newly-named vaccine to prevent the incidence of human papillomavirus (HPV) infection and the associated development of cervical cancer and genital warts; and a vaccine for the prevention of the long-term pain associated with zoster (shingles). These vaccines will provide significant new opportunities for Merck in the pediatric, adolescent and adult vaccines markets.

     It is estimated that, by age 5, all children worldwide become infected by rotavirus, a highly contagious virus that causes gastroenteritis and results in the hospitalization of nearly 50,000 children under age 5 annually in the United States. Worldwide, rotavirus is responsible for an estimated 500,000 deaths each year. Merck has accelerated the planned filing of the ROTATEQ vaccine from the second half of 2005 to the second quarter of 2005.

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     HPV is the predominant causative agent of cervical cancer, which results in 288,000 deaths worldwide each year. GARDASIL is on target for filing with the FDA during the second half of 2005 for the prevention of HPV, related cervical cancer and genital warts. There are an estimated 86 million women in the United States and European Union between the ages of 9 and 24, the expected age range for the initial indication of GARDASIL.

     Shingles, the reactivation of the chickenpox virus (herpes zoster) in adults, affects an estimated 800,000 people in the United States annually. Merck expects its zoster vaccine to be indicated for people between the ages of 50 and 85, of which there are approximately 210 million in the United States and European Union. Merck has accelerated the planned filing of the zoster vaccine from the second half of 2005 to the second quarter of 2005.

     Merck has announced the filing of PROQUAD with the FDA on Aug. 31. PROQUAD is a new childhood vaccine that adds chickenpox to the existing measles, mumps and rubella vaccine. When approved, PROQUAD will reduce the number of immunization shots required for infants.

     Muraglitazar and MK-431 will address significant unmet medical needs in the treatment of Type 2 diabetes. An estimated 18 million people in the United States suffer from Type 2 diabetes, and the number is projected to reach 30 million by 2015. Muraglitazar, which will be marketed jointly with Bristol-Myers Squibb, and MK-431 each represent new classes of treatment. In clinical trials, muraglitazar has shown the ability to provide durable glycemic efficacy while offering a favorable safety profile. Merck anticipates that Bristol-Myers Squibb will file a New Drug Application (NDA) with the FDA for muraglitazar later this month. Merck plans to file MK-431 with the FDA in 2006.

     Merck’s Phase II cancer compound, suberoylanilide hydroxamic acid (SAHA) has the potential to provide important advances in the treatment of certain forms of cancer. In Phase II clinical trials, SAHA has shown broad anti-tumor activity in both solid and hematologic malignancies, and is expected to be initially indicated for the treatment of cutaneous T-cell lymphoma, an aggressive form of non-Hodgkin’s lymphoma from which an estimated 40,000 people worldwide suffer. Merck is on track to submit SAHA for regulatory approval in 2006. SAHA is the result of Merck’s acquisition of Aton Pharma, Inc. earlier this year.

     Gaboxadol, Merck’s Phase III compound in partnership with H. Lundbeck has shown the potential to improve sleep quality with a low risk of abuse. If approved, gaboxadol will be the first entrant in a new class of sleep disorder medicines – selective extrasynaptic GABA agonists

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– that has the potential to provide sleep-inducing and sleep-maintaining properties without the development of tolerance, without next-day residual sedation and with minimal risk of abuse. Merck expects to file for FDA approval of gaboxadol in late 2006 to early 2007.

     Insomnia represents another therapeutic category in which there are significant unmet patient needs. An estimated 60 million Americans suffer from insomnia, yet only 15 percent of that population is currently treated, according to the National Sleep Foundation.

     One way in which Merck is preparing to successfully compete in new therapeutic areas such as diabetes, insomnia, cancer and new vaccine markets is by redeploying sales representatives that had previously supported VIOXX to capitalize on opportunities to grow its in-line products and support upcoming launches. Merck has also redesigned its marketing, selling and managed care approach to bring greater value to customers.

Recent Launches, New Indications and Formulations Expected to Drive Growth in Newer Franchises

     Merck plans to drive continued success of its newer franchises through new products, new indications and formulations for existing products, and clinical trials that bolster the safety and efficacy profiles of its products.

     Revenues for FOSAMAX – already the most-prescribed medicine worldwide for the treatment of postmenopausal, male and glucocorticoid-induced osteoporosis – will benefit from promotional efforts around results of the FOSAMAX Actonel Comparison Trial (FACT). FACT showed that FOSAMAX Once Weekly demonstrated significantly greater increases in bone mineral density (BMD) at all sites measured as early as six months and greater reductions in markers of bone-turnover than once-weekly Actonel, while at the same time providing similar tolerability. BMD is a major determinant of bone strength. The lower the BMD score the greater the risk of fracture.

     Merck expects to enhance its osteoporosis franchise with the addition of FOSAMAX plus vitamin D, a compound that combines alendronate (the active ingredient in FOSAMAX) and vitamin D. The company submitted an NDA to the FDA for the combination earlier this year. Vitamin D is critical for calcium absorption, which aids bone strength. An estimated 50 percent of osteoporosis patients have inadequate levels of vitamin D, and compliance among those prescribed supplements is poor. Combining FOSAMAX and vitamin D could help ensure an adequate weekly dose of vitamin D in a convenient manner for the estimated 10 million Americans over the age of 50 who suffer from osteoporosis.

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     Merck is seeking new indications for SINGULAIR, its asthma and allergy medicine. A new indication for perennial allergic rhinitis was filed with the FDA in the second half of 2004. Of the 50 million people in the United States who suffer from allergic rhinitis, approximately 5 million have perennial or chronic allergic rhinitis. SINGULAIR continues to be the second-most-prescribed product in the overall respiratory market in the United States as patients, physicians and managed-care organizations continue to recognize the value SINGULAIR offers to those who suffer from asthma or seasonal allergic rhinitis.

     Merck also plans to file for additional indications for SINGULAIR for the prevention of exercise-induced bronchospasm in 2005, for acute asthma during the second half of 2006 and for respiratory syncytial viral bronchiolitis in 2008.

     New indications are expected to drive revenues of Merck’s antifungal, CANCIDAS, a first-in-class intravenous antifungal with a novel mechanism of action and broad spectrum of activity. In 2004, CANCIDAS received a new indication for empirical therapy of presumed fungal infections in febrile neutropenic patients. The indication both enhances the favorable profile of CANCIDAS and expands its use to new patient populations. CANCIDAS is currently the leading intravenously administered antifungal in the United States.

     ZETIA (branded EZETROL outside of the United States) and VYTORIN (marketed as INEGY in many countries outside of the United States), two lipid-lowering medicines from Merck/Schering-Plough Pharmaceuticals, have performed well since their respective launches and are well-positioned for future growth in the worldwide lipid-lowering market. In October, the two products accounted for roughly 8.6 percent of new prescriptions and 7.1 percent of total U.S. lipid-lowering market volume.

     ZETIA, a cholesterol-absorption inhibitor, is now reimbursed for nearly 90 percent of all patients in managed-care plans in the United States. To date, EZETROL has been launched in more than 40 countries outside of the United States and continues to show solid incremental growth. ZETIA has exceeded $1 billion in cumulative worldwide sales since its 2002 launch, and prescription growth continues following the recent U.S. launch of VYTORIN.

     VYTORIN has gained rapid acceptance among patients, physicians and payers since its August 2004 U.S. launch and is being rapidly adopted for first-line use. Merck and Schering-Plough estimate that 40 percent of VYTORIN users are new patients that have not previously been on statin therapy. VYTORIN is already reimbursed for roughly 90 percent of all patients in managed-care plans across the United States. Its 2005 performance will be driven by

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continued marketing and recognition of VYTORIN’s unique ability to provide powerful LDL-cholesterol reduction through dual inhibition of the two sources of cholesterol by inhibiting the production of cholesterol in the liver and blocking absorption of cholesterol in the intestine, including cholesterol from food.

Permanently Reducing Merck’s Cost Structure

     Merck is in the process of redesigning many of the company’s critical business processes that will position the company to meet future challenges. By improving efficiencies in many areas, including infrastructure, manufacturing, capital investment and inventory management, Merck is positioned to realize more than $2 billion in cost reductions through 2008.

     By year end, Merck expects to eliminate 5,100 positions as part of a cost-reduction initiative announced in October 2003. Beginning in 2005, this action is expected to lower the company’s annual payroll and benefit costs by approximately $300 million without impacting either key productivity initiatives or Merck’s ability to meet its business objectives.

     Merck is on track to generate more than $600 million in cumulative savings through enhanced project scoping and execution effectiveness that will result in decreased capital expenditures and more efficient use of current resources. The company is also on target to realize $300 million in inventory management savings through 2006 as a result of enhanced supply-chain synchronization.

     By strengthening relationships with key strategic suppliers leveraging the company’s worldwide purchasing power, Merck is projecting procurement savings of $1.2 billion through 2008.

Merck will Vigorously Defend Against VIOXX Lawsuits

     On Sept. 30, Merck announced the voluntary worldwide withdrawal of VIOXX. In his presentation on VIOXX litigation, Merck Senior Vice President and General Counsel Kenneth C. Frazier stated that the company will vigorously defend against VIOXX-related lawsuits, including taking cases to trial. He also said Merck will oppose any efforts to seek class-action treatment with respect to the personal injury lawsuits because there is no commonality to the cases.

     “Merck voluntarily withdrew VIOXX from the marketplace and believes the company has acted appropriately at all times,” Mr. Frazier stated. For more information on VIOXX, please see page 9 of this release.

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Merck Remains Committed to Enhancing Shareholder Value

     “Merck’s strong financial foundation enables the company to invest in the business to drive growth and support significant shareholder returns,” said Judy C. Lewent, executive vice president, chief financial officer and president, Human Health-Asia.

     Merck’s financial strength is demonstrated by a strong balance sheet, with approximately $14 billion in cash and investments, compared with $6.6 billion in debt; and a net debt-to-capital ratio below zero percent, which affords balance sheet flexibility.

     Merck remains committed to enhancing shareholder value. Ms. Lewent noted that Merck expects to generate approximately $5 billion in free operating cash flow, after capital expenditures, in 2005. Merck remains committed to its full-year dividend of $3.3 billion and to continuing share repurchases, with the ability to fund both from future operating cash flows. The company has $8.8 billion remaining under the current stock buyback authorization approved by its Board of Directors.

     Merck’s financial strength enables it to capitalize on external growth opportunities, ranging from research collaborations, pre-clinical and clinical compounds and technology transactions that will drive both near- and long-term growth. The company projects that it will complete 50 transactions in 2004 across a range of therapeutic areas, including neuroscience, diabetes, obesity and oncology, as well as early-stage technology transactions. This compares with 10 total transactions in 1999. Merck continues to evaluate more than 40 other opportunities, with the potential for up to 12 transactions to be completed in the near term. Merck is also actively monitoring the landscape for a range of targeted acquisitions. This is in addition to the company’s licensing efforts.

     On Dec. 8, Merck announced that it anticipates fourth-quarter 2004 EPS of $0.48 to $0.53, which includes the impact of approximately $700 to $750 million in foregone sales of VIOXX and potential additional fourth-quarter costs for the withdrawal of VIOXX. As a result, Merck anticipates full-year 2004 EPS guidance of $2.59 to $2.64, which includes the expectation that the impact of the withdrawal will negatively affect full-year EPS by $0.50 to $0.55.

     For 2005, as Merck also reported on Dec. 8, the company expects full-year 2005 EPS of $2.42 to $2.52. This guidance does not reflect the establishment of reserves for any potential liability for settlements relating to the VIOXX lawsuits. This guidance also does not reflect any changes currently under consideration by the Financial Accounting Standards Board in the way

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     Merck accounts for stock options. Furthermore, this guidance does not include any one time impacts that may result from the repatriation of permanently reinvested off-shore earnings under the American Jobs Creation Act.

     Details on both the 2004 and 2005 guidance provided on Dec. 8 can be found in the company’s press release, which was filed with the Securities and Exchange Commission as an exhibit to a Form 8-K on the same day.

About Merck

     Merck & Co., Inc. is a global research-driven pharmaceutical products company. Merck discovers, develops, manufactures and markets a broad range of innovative products to improve human and animal health, directly and through its joint ventures.

Forward-Looking Statement

     This press release, including the information that follows, contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Merck’s business, particularly those mentioned in the cautionary statements in Item 1 of Merck’s Form 10-K for the year ended Dec. 31, 2003, and in its periodic reports on Form 10-Q and Form 8-K, which the company incorporates by reference.

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VIOXX Litigation Update

     As previously disclosed, federal and state personal injury lawsuits involving individual claims, as well as several putative class actions have been filed against the company with respect to VIOXX. As of Nov. 30, the company has been served or is aware that it has been named as a defendant in approximately 475 lawsuits, which include approximately 1,100 plaintiff groups alleging personal injuries resulting from the use of VIOXX. Certain of these lawsuits include allegations regarding gastrointestinal bleeding, cardiovascular events and kidney damage. The company has also been named as a defendant in several putative class actions seeking medical monitoring as a result of the putative class members’ use of VIOXX. In addition, certain state court actions seek various remedies under state consumer fraud and fair business practice statutes, including recovering the cost of VIOXX purchased by individuals and third-party payors such as union health plans (all of the actions discussed in this paragraph are collectively referred to as the “VIOXX Personal Injury Lawsuits”). The actions filed in the state courts of California and New Jersey, respectively, have been transferred to a single judge in each state for coordinated proceedings. In addition, the company has filed a motion with the Judicial Panel on Multidistrict Litigation seeking to transfer to a single federal judge and consolidate for pretrial purposes all federal cases alleging personal injury and/or economic loss relating to the purchase or use of VIOXX; several plaintiffs in certain VIOXX Personal Injury Lawsuits pending in federal court have made similar requests.

     Also as previously disclosed, in addition to the VIOXX Personal Injury Lawsuits, a number of purported class action lawsuits have been brought naming as defendants the company and several current or former officers of the company, and alleging that the defendants made false and misleading statements regarding VIOXX in violation of the federal securities laws (the “VIOXX Securities Lawsuits”). As of Dec. 9, 12 VIOXX Securities Lawsuits have been filed. In addition to the VIOXX Securities Lawsuits, as previously disclosed, shareholders have brought derivative lawsuits against the company. As of Dec. 9, six such lawsuits have been filed. Also, as previously disclosed, lawsuits asserting claims under the Employee Retirement Income Security Act have been brought against the company. As of Dec. 9, 10 such lawsuits have been filed. The company has filed a motion with the Judicial Panel on Multidistrict Litigation to transfer to a single federal judge and consolidate for pretrial purposes all federal lawsuits discussed in this paragraph (collectively, the “VIOXX Shareholder

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Lawsuits” and together with the VIOXX Personal Injury Lawsuits and the lawsuits discussed in the next paragraph, the “VIOXX Lawsuits”).

     In addition to the lawsuits discussed above, the company has been named as a defendant in actions in various countries in Europe, Canada, Brazil, Australia and Israel related to VIOXX.

     Based on media reports and other sources, the company anticipates that additional VIOXX Lawsuits will be filed against it and/or certain of its current and former officers and directors in the future.

     The company currently anticipates that one or more of the VIOXX Personal Injury Lawsuits may go to trial in the first half of 2005. The company cannot predict the timing of any trials with respect to the VIOXX Shareholder Lawsuits. The company believes that it has meritorious defenses to the VIOXX Lawsuits and will vigorously defend against them. In view of the inherent difficulty of predicting the outcome of litigation, particularly where there are many claimants and the claimants seek indeterminate damages, the company is unable to predict the outcome of these matters, and at this time cannot reasonably estimate the possible loss or range of loss with respect to the VIOXX Lawsuits. The company has not established any reserves for any potential liability relating to the VIOXX Lawsuits. A series of highly unfavorable outcomes could have a material adverse effect on the company’s financial position, liquidity and results of operations.

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